Exhibit 99.1

TerreStar Announces Cost Reduction Measures - Maintains Business Strategy

RESTON, VA, April 22, 2008 - TerreStar Corporation (TSTR) today announced that its majority owned subsidiary TerreStar Networks Inc. is implementing certain cost reduction measures including a headcount reduction of 79 management and non-management positions across the company. This reduction will account for savings of approximately 45 percent in base salary expense and includes the four executives who resigned April 16, 2008.

"We believe these cost reduction measures are a realistic and appropriate response to the current economic environment and are in keeping with the prudent capital and financing plan we have mapped out," said Jeffrey Epstein, TerreStar President. "By taking these actions, we strengthen our financial position while maintaining our focus on launching our satellite, developing an integrated 4G handset and delivering on our strategic vision of creating the nation's first integrated satellite-terrestrial mobile communications network (MSS/ATC)."

With these expense reduction measures, the Company expects to be internally funded into mid-FY2009.

About TerreStar Corporation
TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications. For additional information on TerreStar Corporation, please visit the company's website at www.terrestarcorp.com.

About TerreStar Networks Inc.
TerreStar (www.terrestar.com), a majority-owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), plans to build, own and operate North America's first 4G integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized 4G IP network.

Statement under the Private Securities Litigation Reform Act:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Media & Investor Relations
Didi Blackwood
TerreStar Networks
703.483.7824
deirdre.blackwood@terrestar.com